AGREEMENT AND MUTUAL GENERAL RELEASE

This Agreement and Mutual General Release ("Agreement") is made and entered into by and between Customers Bancorp, Inc. (the "Company") and Carla Leibold ("Leibold") (the "Company" and "Leibold" are collectively referred to as the "Parties").

WHEREAS, Leibold was employed by the Company in the role of Chief Financial Officer;

WHEREAS, Leibold's employment with the Company ended, effective April 10, 2024 ("Separation Date");

WHEREAS, as a condition of Leibold's receipt of post-employment compensation and the terms and conditions contained in this Agreement, Leibold has agreed to execute a general release of all claims, charges, complaints, grievances, known or unknown, against the Company and the Released Parties, as defined herein;

NOW THEREFORE, in consideration of the promises, agreements and general releases contained in this Agreement, the sufficiency of which are hereby acknowledged by the Parties, and intending to be legally bound, Leibold and the Company agree as follows:

1. **Company's Obligations.**

(a) **Consideration.** In exchange for Leibold's general release as set forth in Paragraph 2 and Leibold's compliance with her obligations set forth in this Agreement, the Company agrees to pay Leibold a total of Two Million Five Hundred Thousand Dollars ($2,500,000) ("Post-Employment Payment"), Five Hundred Dollars ($500.000) of which is expressly allocated as consideration for Leibold's release of any ADEA claims as described in Paragraph 16 below. The Post-Employment Payment shall be payable in equal installments according to the Company's regular payroll schedule for the two (2)-year period following the Separation Date; except that any payments otherwise due during the six (6)-month period following the Separation Date shall be suspended and paid in a lump sum within ten (10) days following the last day of such six (6)-month period, at which time the balance of the payments shall commence in substantially equal installments paid according to the Company's regular payroll schedule until the end of the two (2)-year period following the Separation Date. All Post-Employment Payment installments will be paid by direct deposit into Leibold's personal checking account and will be subject to applicable taxes, legally required withholdings, and/or payroll deductions. The Company will issue Leibold an IRS Form W-2 in the regular course of business for these payments. Leibold understands and acknowledges that she is not entitled to any Post-Employment Payment unless she executes and delivers this Agreement and does not revoke it, and provides an executed IRS Form W-4 to counsel for the Company.

(b) **Company Non-Disparagement.** The Company agrees to instruct its officers and directors not to directly or indirectly, in any form or medium, including but not limited to social media platforms such as Glassdoor, Indeed, LinkedIn, Facebook, Twitter, Instagram, Snapchat, TikTok, YouTube, blogs, or other public forums, disparage Leibold in any way. For purposes of this Paragraph, a disparaging statement is any intentionally false or misleading statement or communication, which, if publicized to another, would cause or tend to cause the recipient of the

communication to question the integrity or competence of Leibold. It further includes statements that are maliciously untrue, such that they are made with knowledge of their falsity or with reckless disregard for their truth and falsity.

(c) **Unemployment.** The Company agrees not to contest any claim for unemployment compensation that Leibold makes for any period of unemployment, should she choose to file for it. The Company agrees to answer any required questions from the Pennsylvania Office of Unemployment Compensation or other applicable regulatory agency truthfully.

(d) **Business Expense Reimbursements.** The Company agrees to reimburse Leibold for normal business-related expenses that were incurred during her employment with the Company in accordance with the Company's policies concerning such reimbursement. All requests for reimbursement must be submitted, along with all required supporting documentation, to the Company's General Counsel within three (3) weeks after executing the Agreement.

(e) **Indemnification.** Notwithstanding anything to the contrary, this Agreement shall not release or be construed to release claims that Leibold, her heirs, estates, executors, administrators or assigns may have for indemnification and defense in connection with Leibold's former position as an officer of the Company and in the event Leibold is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that Leibold was serving as Chief Financial Officer of the Company, Leibold shall be indemnified by the Company to the fullest extent permitted by applicable law and the Company's articles of incorporation and bylaws. The Company agrees that Leibold will continue to be covered by the Company's directors and officers liability insurance policy, for her covered acts or omissions occurring during her employment, in accordance with the terms of such policy for actions or omissions of former directors or officers.

(f) Provided she properly elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), relating to the continuation of health benefits, Leibold may continue her health insurance to the extent permitted by COBRA at her sole expense. Leibold's current health benefits will remain in effect through April 30, 2024. The Company will provide Leibold with additional information regarding her COBRA rights by separate letter.

(g) On April 25, 2024, the Company will promptly file a Form 8-K/A amending the Company's Current Report on Form 8-K filed April 12, 2024 stating that the termination of Leibold's employment with the Company was a separation by mutual agreement.

2. **Mutual General Release.**

(a) **Leibold Release.** By executing this Agreement, to the fullest extent permitted by law, Leibold, on her own behalf and on behalf of her heirs, estates, executors, administrators, representatives and assigns (collectively, "Releasing Parties"), unconditionally, irrevocably, and absolutely releases and discharges the Company, along with the Company's parents, subsidiaries, divisions, affiliated corporations, partnerships or other affiliated entities, past and present, as well as each of their employees, officers, directors, agents, representatives, insurers, attorneys, successors, and assigns (collectively "Released Parties"), for any and all known and unknown

claims of any kind, relating to anything that has happened up to the Effective Date of this Agreement. Without limiting the scope of the foregoing provision in any way, the Releasing Parties specifically release all claims relating to or arising out of any aspect of Leibold's employment with the Company or her separation therefrom including, but not limited to, all releasable claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991 and the laws amended thereby, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Occupational Safety and Health Act, Section 1981 of the Civil Right Act of 1866, as amended (42 U.S.C. §1981); any claims arising under Pennsylvania law, including, but not limited to, the Pennsylvania Human Relations Act, the Pennsylvania Minimum Wage Act, the Pennsylvania Wage Payment and Collection Law; the Pennsylvania Whistleblower Law; the Pennsylvania Medical Marijuana Act; and all other state, federal and local laws and regulations; and any state, civil, or statutory laws, including any and all human rights laws and laws against discrimination, and other federal, state, or local fair employment statute, code, or ordinance, common law, including, but not limited to, claims for breach of contract, intentional or negligent infliction of emotional distress, negligence, wrongful or retaliatory discharge, public policy violations, interference with contract, pain and suffering, compensatory or punitive damages, service letters, costs, interest, attorneys' fees and expenses, reinstatement, or reemployment. While this provision does not preclude Leibold from filing a charge or complaint with a government agency, Leibold agrees that she waives all rights to any financial recovery associated with any such filing.

(b) **Company Release.** By executing this Agreement, to the fullest extent permitted by law, the Company, on behalf of the Company and each of its past and current parents, subsidiaries and affiliates, unconditionally, irrevocably, and absolutely releases and discharges Leibold, her heirs, executors, administrators and assigns, for any and all known and unknown claims of any kind, relating to anything that has happened up to the Effective Date of this Agreement. Without limiting the scope of the foregoing provision in any way, the Company specifically releases all claims relating to or arising out of any aspect of Leibold's employment with the Company or her separation therefrom; provided that notwithstanding the foregoing in this Paragraph 2(b), nothing contained in this Agreement constitutes a release or waiver by the Company or any Executive Releasee, or prevents the Company or any Executive Releasee from making or asserting any claims the Company or an Executive Releasee may have against Leibold, relating to any felony, fraud, or embezzlement.

3. **Leibold's Obligations.** In exchange for the consideration set forth in Paragraph 1, Leibold agrees as follows:

(a) **Return of Company Documents and Property.** Leibold will as soon as practicable return and surrender to Released Parties all documents, including originals and copies, and/or property belonging to Released Parties, created, purchased or obtained by Leibold as a result of or in the course of employment. Leibold acknowledges and agrees that all such materials are, and will always remain, the exclusive property of Released Parties.

(b) **Leibold Non-Disparagement.** Leibold agrees not to directly or indirectly, in any form or medium, including but not limited to social media platforms such as Glassdoor, Indeed, LinkedIn, Facebook, Twitter, Instagram, Snapchat, TikTok, YouTube, blogs, or other public

forums, disparage the Company in any way. For purposes of this Paragraph, a disparaging statement is any intentionally false or misleading statement or communication, which, if publicized to another, would cause or tend to cause the recipient of the communication to question the business condition, integrity, or competence of the Company or Released Parties. It further includes statements that are maliciously untrue, such that they are made with knowledge of their falsity or with reckless disregard for their truth and falsity. Such would also include statements concerning the Company's businesses, services, or any of its employees, officers, trustees or directors existing and prospective otherwise associated third parties. Additionally, Leibold agrees not to imply on any personal webpage or other social media platform that she is employed by the Company.

(c) **Permissible Disclosure.** Nothing in this Agreement prohibits or limits Leibold or the Company from (i) providing information in response to valid and enforceable subpoenas or as otherwise required by law or regulation; (ii) providing information necessary for preparation and filing of any income tax return; or (iii) using this Agreement to enforce its terms. Further, nothing in this Agreement prohibits or limits Leibold or the Company from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, the U.S. Securities and Exchange Commission (SEC), the Department of Justice, Financial Industry Regulatory Authority, Inc., the Equal Employment Opportunity Commission, the National Labor Relations Board, any other self-regulatory organization or any other governmental, law enforcement, or regulatory authority, in connection with any reporting of, investigation into, or proceeding regarding suspected violations of law, and neither Party is required to advise or seek permission from the other Party before engaging in any such activity.

(c) **Cooperation.** Leibold agrees that upon reasonable notice by the Company, she shall cooperate with the Company and its counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings) with regard to any past, present or future legal or regulatory matters that relate to or arise out of matters she has knowledge about or has been involved with during her employment with the Company. In the event that such cooperation is required, she will be reimbursed for reasonable expenses incurred in connection therewith, including her own attorneys' fees, and for any such cooperation assistance following the two (2)-year period set forth in Paragraph 1, the Company will pay Leibold an hourly rate of $500.

(d) **Benefits.** Ms. Leibold acknowledges and agrees that Leibold is not vested in any benefits under the Supplemental Executive Retirement Plan between Leibold and the Company, effective May 2, 2021 (the "SERP"), or the Split Dollar Life Insurance Agreement between Leibold and the Company, effective May 2, 2021 ("Split Dollar Agreement"), and hereby agrees that the SERP and the Split Dollar Agreement are hereby terminated, are of no force and effect as of the Separation Date and Leibold is not entitled to any benefits with respect thereto. For the avoidance of doubt, Leibold agrees that she forfeited all of her unvested equity awards as of the Separation Date, which included 25,000 stock options, 20,685 performance stock units and 29,981 restricted stock units.

4. **Representations and Warranties of the Parties.** Leibold represents and warrants that as of the Effective Date, she: (i) has not suffered a work-related injury that she has not properly disclosed to Released Parties or their parent, subsidiary and/or affiliate companies; (ii) has been paid in full for all wages due and owing to her for any and all work performed for Released Parties; (iii) has not exercised any actual or apparent authority by or on behalf of Released Parties that she has not otherwise specifically disclosed to Released Parties; (iv) has not entered into any agreements, whether written or otherwise, with any third parties or any current or former employees of Released Parties or their parent, subsidiary and/or affiliate companies that could legally bind Released Parties or their parent, subsidiary and/or affiliate companies; (v) has disclosed to Released Parties all material facts within her knowledge regarding her employment with Released Parties, including, but not limited to, any and all material acts in which she has engaged as an agent of Released Parties, whether acting within the course and scope of that agency and/or her employment, and, she is not aware of any action/inaction she took/failed to take during her employment with Released Parties that could give rise to a claim against any of the Released Parties, and/or any other third party; and (vi) is not aware of any facts that constitute or might constitute violations of the Released Parties' legal or regulatory obligations, including any facts or representations that may give rise to a claim of fraud or misrepresentation in connection with a public disclosure.

5. **Relationship of the Parties.** Leibold hereby agrees and recognizes that her employment with Released Parties is permanently and irrevocably severed and that neither Released Parties, nor any of their parents, subsidiaries and/or affiliates, have any obligation, contractual or otherwise, to hire, rehire or reemploy her, directly or indirectly, in the future. Leibold hereby agrees not to seek employment with Released Parties or any of their parents, subsidiaries and/or affiliates, directly or indirectly, and waives any right that she may have to be considered for employment or retained in employment. Leibold further agrees that this Agreement constitutes a legitimate, non-discriminatory, non-retaliatory reason for Released Parties or any of their parents, subsidiaries and/or affiliates to refuse to hire or rehire her in the future and/or to terminate any subsequent employment of Leibold by them.

6. **Tax Issues.** Leibold expressly acknowledges that no oral or written representation of fact or opinion has been made to her by Released Parties or their attorneys regarding the tax treatment or consequences of any payment made by the Company to Leibold under this Agreement. It is expressly understood that to the extent any additional liability or responsibility exists for Leibold's federal, state and local income or other taxes, other than the employer portion of any tax withholding, such liability or responsibility rests solely with Leibold. Leibold further agrees to indemnify and hold harmless the Released Parties, in connection with any additional liability incurred by any of the Released Parties, in connection with any tax or taxes for which Leibold is responsible. The Company agrees it is solely responsible for any employer portion of any tax liability.

7. **Medicare Certification.** The Parties have considered Medicare's interest in this matter, if any, and Leibold attests that the claims made and released herein are not related to any illness or injury for which she would apply or receive Medicare benefits. Leibold understands that she is required by law to disclose this information to the Company and its attorneys in connection with this Agreement. Leibold understands that failure to do so may result in penalties being assessed against her, the Parties, and attorneys. Leibold declares and warrants that she is aware of

the requirements of the Medicare Secondary Payer Act ("MSPA"). She understands that Medicare has an interest in recovering any benefits paid when it is used as a source of secondary payment. Leibold therefore agrees to release, hold harmless, and indemnify Released Parties and their attorneys from any remedies, reprisals, or penalties that result from her failure to disclose or release her status as a Medicare beneficiary. In the event that any of the above information provided by Leibold is false or in any way incorrect, Leibold shall be solely liable for any and all actions, causes of action, penalties, claims, costs, services, compensation or the like resulting from these inaccuracies. Leibold acknowledges that Medicare may require her to exhaust the entire settlement proceeds on Medicare covered expenses should she become Medicare eligible within thirty (30) months as to the claims made and released herein. Leibold waives any claims for damages, including a private cause of action provided in the MSPA, 42 U.S.C. Section 1395y(b)(3)(A), should Medicare deny coverage for any reason, including the failure to establish a set aside allocation to protect Medicare's interest.

8. **Voluntary Nature of Agreement.** Leibold acknowledges and agrees that she has read this Agreement and understands its terms and conditions, has had a reasonable period of time in which to consider the Agreement and to consult with counsel regarding its contents and obligations, has consulted with counsel, and signs it voluntarily, of her own free will, without coercion or duress, and with full understanding of the significance and binding effect of the Agreement.

9. **No Admission.** The execution of this Agreement does not and shall not constitute an admission by any Party of any liability to any other Party. The Parties specifically deny that any of them have violated any other Party's rights under any federal, state, or local constitution, statute, law, or common law, including any rights in connection with Leibold's employment with the Company, including the termination of her employment with the Company.

10. **Section 409A.** This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. Leibold's termination on the Separation Date constitutes a "separation from service" as defined under Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Leibold, directly or indirectly, designate the calendar year of a payment.

11. **Entire Agreement.** Except for the "Non-Disclosure," "Non-Solicitation," and "Noncompete Agreement" and related enforcement and indemnification provisions of Leibold's Employment Agreement, dated October 23, 2019 ("Employment Agreement"), that are contained in Sections 6, 7, 8, 9, 10.2, 10.3, 10.4 and 10.5 and 19 of the Employment Agreement, this Agreement contains the entire agreement between and among the Parties and may not be modified or amended in any respect except pursuant to a writing signed by both Parties hereto. This Agreement fully sets forth any and all rights and benefits to which Leibold is entitled and all agreements between the Parties, and except as provided herein explicitly, supersedes and replaces

all other negotiations, discussions, or contemporaneous agreements between the Parties, either oral or written, with respect to Leibold's employment by Company.

12. **Severability.** It is expressly understood to be the intent of the Parties hereto that, except for the General Release in Paragraph 2, the terms and provisions of this Agreement are severable and if, at any time in the future or for any reasons, any term or provision in this Agreement is declared unenforceable, void, voidable, or otherwise invalid, the remaining terms and provisions shall remain valid and enforceable as written.

13. **Governing Law.** The terms and provisions of this Agreement shall be interpreted and enforced under the substantive law of the Commonwealth of Pennsylvania, to the extent state law applies, and under federal law, to the extent federal law applies. For purposes of any action or proceeding, the Parties irrevocably submit to the exclusive jurisdiction of: (1) the United States District Court for the Eastern District of Pennsylvania; or (2) any Pennsylvania Court of Common Pleas of competent jurisdiction and venue for the purpose of any judicial proceeding arising out of or relating to this Agreement or otherwise. The Parties expressly agree that in the event of a dispute arising from this Release Agreement, each of the Parties hereto waives any right to a trial by jury. Leibold irrevocably agrees to service of process by certified mail, return receipt requested, to Leibold at the address listed in the records of the Company and by email at hamburgnj@hamburglawgroup.com. The Company irrevocably agrees to service of process by certified mail, return receipt requested to the Company at its corporate headquarters, c/o the Chairman, **provided that** a copy is also served by email on the Company's counsel Kimberley Lunetta, Morgan, Lewis & Bockius LLP, at kimberley.lunetta@morganlewis.com.

14. **Counterparts.** This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same Agreement. Any party to this Agreement may execute this Agreement by signing any such counterpart.

15. **Headings.** The headings to this Agreement are for convenience only, and are not to be used in the interpretation of the terms hereof.

16. **ADEA Compliance.** As to any and all claims, demands, actions, causes of action, suits, damages, losses and expenses, *known or unknown*, that Leibold may have pursuant to the Age Discrimination in Employment Act, 29 U.S.C. §621 *et seq.* ("ADEA"), Leibold acknowledges that she has twenty-one (21) days from the time she receives this Agreement to consider whether to sign it. Leibold affirms that if she has signed the Agreement before the end of those twenty-one (21) days, it is because she freely chose to do so after carefully considering the terms of this Agreement as to her ADEA claims and after consultation with an attorney of her choosing. Leibold agrees that any modifications, material or otherwise, made to this Agreement do not restart or extend the twenty-one (21) day consideration period.

(a) Leibold further understands and acknowledges that once she signs this Agreement, she will then have seven (7) calendar days, if she so chooses, to revoke the Release *solely* as to any claims arising under the ADEA.

(b) To cancel the Agreement as to any ADEA claims or to provide any notice under this Agreement, Leibold must notify counsel for the Company in writing by email to Kimberley Lunetta, Morgan, Lewis & Bockius LLP, kimberley.lunetta@morganlewis.com.

(c) To provide any notice to Leibold under this Agreement, the Company must notify counsel for Leibold in writing by email to Neil J. Hamburg, Hamburg Law Group, PLLC, hamburgnj@hamburglawgroup.com with a copy to Carla Leibold at gcpar@ptd.net.

(d) The Parties acknowledge that once Leibold signs it, this Agreement is immediately effective and enforceable as to any and all claims (the "Effective Date"), except that this Agreement will not be effective or enforceable as to any claim under the ADEA until the seven (7) calendar day revocation period expires without any revocation by Leibold.

17. **Agreement is Binding on Assigns.** In the event of a change of control of the Company, the Company will assign any surviving obligations in this Agreement to the appropriate entity to the extent permitted by law. This Agreement shall inure to the benefit of the Company and permitted successors and assigns. The personal obligations of Leibold contained in this Agreement are not assignable.

[Signature Page Follows]

Customers Bancorp, Inc.	Carla Leibold
By: Jay Sidhu	Date: April 25, 2024
Title: CEO and Chairman	
Date: April 25, 2024	

[Signature Page to C. Leibold Agreement (April 2024)]